SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d) of THE SECURITIES EXCHANGE ACT OF 1934

January 27,1995
Date of Earliest Event Reported



COMDISCO, INC.
(a Delaware Corporation)
6111 North River Road
Rosemont, Illinois 60018
Telephone  (708) 698-3000
Commission file number 1-7725
I.R.S. Employer Identification Number 36-2687938








Item 5.	Other Events

 On January 27, 1995, Comdisco, Inc. announced that through its wholly-owned subsidiary, Computer Discount Corporation, it has repurchased 1,100,000 shares of its common stock from the estate of Kenneth N. Pontikes and related trusts. The aggregate puchase price for the 1,100,000 shares is $25,994,375, or $23.625 per share.

Item 7.	Financial Statements and  Exhibits

(c).   Exhibits

99.    Press Release annoucing the repurchase of  common stock.




SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.



COMDISCO, INC.



Date: July 28, 1994    by:	/s/ John J. Vosicky
                               John J. Vosicky
                               Executive Vice President,
                               Chief Financial Officer and Treasurer










For Immediate Release

Contact:	Mary Moster
708/518-5147


Comdisco, Inc. Announces Repurchase of $26 Million of Common Stock from Estate of Kenneth N. Pontikes;
Authorizes Additional $25 Million Stock Repurchase Program


	Rosemont, Illinois, January 27, 1995: Comdisco, Inc. announced today that through its wholly-owned subsidiary, Computer Discount Corporation, it has repurchased 1,100,000 shares of its common stock from the estate of Kenneth N. Pontikes and related trusts. The aggregate purchase price for the 1,100,000 shares is $25,994,375, or $23.625 per share. This represents a negotiated 5% discount from the closing price of the company's common stock on January 26, 1995. The company said that the Pontikes Trust and estate had informed the company that the purpose of the sale was to raise funds to discharge liabilities of the estate of Kenneth N. Pontikes and the Trust, which includes the payment of federal estate tax. Mr. Pontikes, the company's former chairman, CEO and founder, died in June 1994.
	After giving effect to the repurchase, the company has approximately
35.2 million shares of common stock outstanding, and the estate of Kenneth N. Pontikes and related entities continue to hold 8,104,448 shares of common stock, representing approximately 23% of the outstanding common shares.
	The repurchase was approved unanimously by the company's board of directors, other than Nicholas K. Pontikes, who, as executor of the estate and the trustee of the trust, did not participate in the decision on behalf of the company. Prior to making its decision, the board received the opinion of Salomon Brothers Inc., a nationally-recognized investment banking firm, that the repurchase is fair, from a financial point of view, to the company.
	"The repurchase of these shares from Kenneth Pontikes' Estate and Trust at an attractive price is an excellent opportunity to enhance value for our shareholders and fits in well with our ongoing share repurchase program," said Jack Slevin, president and chief executive officer of Comdisco, Inc.
	The company also announced that the board of directors authorized an additional expenditure of up to $25 million to purchase shares of the company's currently outstanding common and/or preferred stock or other debt securities of the company. Any future purchases would depend on market and other conditions and would be made in the open market or otherwise at such prices as the company may from time to time approve.
	Comdisco (NYSE:CDO) is one of the world's leading providers of solutions that help organizations reduce technology cost and risk. These services include equipment leasing and remarketing; business continuity and related consulting services; systems integration; asset management tools and services; and more. Comdisco's revenue totalled $2.1 billion for fiscal year 1994, ended September 30, 1994.